Exhibit 99.1

STARTEK Reports Second Quarter 2018 Results

GREENWOOD VILLAGE, CO - August 7, 2018 - Startek, Inc. (NYSE:SRT), a global provider of business process outsourcing services, is reporting financial results for the second quarter ended June 30, 2018, and providing an update on its recently completed strategic combination with Aegis.

Startek Second Quarter 2018 Summary (vs. year-ago quarter)

•	Total revenue was $59.7 million compared to $74.0 million.

•	Gross profit was $5.2 million compared to $9.0 million, with gross margin of 8.8% compared to 12.1%.

•	Net loss was $3.7 million or $(0.23) per share, compared to net income of $0.6 million or $0.03 per share.

•	Adjusted EBITDA* was $0.7 million compared to $4.4 million.

Subsequent Event: Key Highlights of Combination with Aegis

•
On July 20, 2018, Startek completed its strategic combination with Capital Square Partners (CSP) portfolio company, Aegis, to create a global BPO platform with differentiation, scale and a diverse customer base

•	Combined 2017 revenue of approximately $700 million and adjusted EBITDA of approximately $50 million

•	Top three customers now represent less than 30% of total revenue compared to 53% for Startek in 2017.

•	Synergies expected to drive incremental $30 million in EBITDA by 2020 through enhanced revenue growth and cost savings.

•	Startek shareholders own approximately 45% of the combined company, while CSP owns approximately 55%.

Management Commentary
“The combination of STARTEK and Aegis has created a truly global platform with more than 50,000 employees operating in 13 countries and servicing six continents,” said Lance Rosenzweig, president & global CEO of Startek. “This provides unprecedented benefits to all stakeholders, including clients, shareholders and employees.

“Our clients will reap the benefit of our global reach and access to new markets, multi-lingual offerings and technology-led innovations. Our shareholders can expect the diversification of our client base, added scale and operational synergies to enhance margins and profitability, while providing considerable cross-sell opportunities to accelerate growth. And our employees will now become part of an even larger organization with vast opportunities for professional development.

“The timing of this combination was also important given the challenges to Startek’s business over the last year. In the second quarter, the company continued to work through lower volumes and lost programs from its top wireless clients, which impacted both revenue and profitability. The wireless industry continues to face disruption, which has resulted in a rapidly evolving environment for service providers. These soft volumes were partially offset by strong growth from cable/media and retail clients, as well as the early benefit of ramping one of the large, strategic client wins announced earlier in the year. Going forward, we expect our combined business to be much less volatile, as no one client will represent more than 10% of revenue.

“We still have plenty of work ahead to replace the lost wireless programs and to integrate talent, experience, products and services across the combined organization. It will take several quarters to realize the benefits of our new global scale and footprint. Nevertheless, I strongly believe that our combined resources will enable world-class customer support for clients and produce operational synergies throughout the organization, which will drive growth and enhance profitability down the road. The opportunities ahead for Startek are just beginning, and I look forward to leading the team and all stakeholders into this next chapter of growth.”

Second Quarter 2018 Financial Results
Total revenue in the second quarter was $59.7 million compared to $74.0 million in the year-ago quarter. The decrease was primarily due to lower call volumes and lost programs from the company’s wireless clients, partially offset by new business and growth from existing clients.

Gross margin in the second quarter was 8.8% compared to 12.1% in the year-ago quarter, with the decline primarily due to the aforementioned lower wireless volumes and lost programs, as well as discounted training related to on-boarding a new client.

Selling, general and administrative (SG&A) expenses were $7.0 million compared to $8.2 million in the year-ago quarter. As a percentage of revenue, SG&A was 11.7% compared to 11.0%.

Net loss for the second quarter was $3.7 million or $(0.23) per share, compared to net income of $0.6 million or $0.03 per share in the year-ago quarter. Adjusted net loss* in the second quarter was $2.2 million compared to adjusted net income of $1.0 million.

Adjusted EBITDA* in the second quarter was $0.7 million compared to $4.4 million in the year-ago quarter. The decline was primarily due to the aforementioned factors impacting revenue and gross margin.

At June 30, 2018, the company’s cash position was $1.3 million compared to $1.5 million at December 31, 2017. Startek closed the quarter with a $27.7 million balance on its $50 million credit facility compared to $19.1 million outstanding at December 31, 2017.

*A non-GAAP measure defined below

Conference Call and Webcast Details
Startek management will hold a conference call today at 4:30 p.m. Eastern time to discuss its second quarter 2018 results and recently completed strategic combination with Aegis. The conference call will be followed by a question and answer period.

Date: Tuesday, August 7, 2018
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: (844) 239-5283
International dial-in number: (574) 990-1022
Conference ID: 1739269

During the call, Startek management will refer to a supplementary slide presentation, which will be available for download in the Investors section of the company's website.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

The conference call will also be broadcast live and available for replay here.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 14, 2018.

Toll-free replay number: (855) 859-2056
International replay number: (404) 537-3406
Replay ID: 1739269

About Startek
Startek is a leading global provider of Customer Experience Management through business process outsourcing (BPO) services and technology services to corporations across a range of industries. Operating under the Startek and Aegis brands, the company has more than 50,000 support experts across 66 contact center locations worldwide that are committed to enhancing the customer experience for clients. This is accomplished through a variety of multi-channel customer interactions, including voice, chat, email and IVR. The company also provides sales support, order processing, receivables management and social media analytics to power superior business results for its clients. To learn more about Startek’s global solutions, please visit www.startek.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause Startek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility, difficulties with the successful integration and realization of the anticipated benefits or synergies from the Aegis transaction, and the risk that the consummation of the transaction could have an adverse effect on Startek’s ability to retain customers and retain and hire key personnel. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2017 filed with the SEC and in other filings with the SEC, for further information on risks and uncertainties that could affect Startek's business, financial condition and results of operation. Startek assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

Investor Relations
Sean Mansouri or Cody Slach
Liolios
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$59,717	$73,979	$128,831	$151,631
Warrant contra revenue	—	—	(2,500)	—
Net revenue	59,717	73,979	126,331	151,631
Cost of services	54,491	64,992	115,646	132,630
Gross profit	5,226	8,987	10,685	19,001
Selling, general and administrative expenses	6,990	8,171	15,549	16,053
Transaction related fees	1,020	—	2,907	—
Impairment losses and restructuring charges, net	512	412	4,965	412
Operating income (loss)	(3,296)	404	(12,736)	2,536
Interest and other expense, net	(392)	84	(830)	(283)
Income (loss) before income taxes	(3,688)	488	(13,566)	2,253
Income tax expense (benefit)	17	(66)	165	(94)
Net income (loss)	$(3,705)	$554	$(13,731)	$2,347

Net income (loss) per common share - basic	$(0.23)	$0.03	$(0.85)	$0.15
Weighted average common shares outstanding - basic	16,214	15,916	16,204	15,866

Net income (loss) per common share - diluted	$(0.23)	$0.03	$(0.85)	$0.14
Weighted average common shares outstanding - diluted	16,214	17,247	16,204	17,127

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,336	$1,456
Trade accounts receivable, net	51,812	53,052
Other current assets	3,394	3,641
Total current assets	56,542	58,149
Property, plant and equipment, net	16,265	19,943
Other long-term assets	15,273	17,906
Total assets	$88,080	$95,998
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,622	$25,948
Other liabilities	30,209	23,111
Total liabilities	52,831	49,059
Total stockholders’ equity	35,249	46,939
Total liabilities and stockholders’ equity	$88,080	$95,998

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Activities
Net income (loss)	$(3,705)	$554	$(13,731)	$2,347
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	2,293	2,771	4,936	5,733
Share-based compensation expense	224	301	487	530
Warrant contra revenue	$—	—	$2,500	—
Changes in operating assets & liabilities and other, net	(18)	375	984	2,574
Net cash (used in) provided by operating activities	$(1,206)	$4,001	$(4,824)	$11,184

Investing Activities
Purchases of property, plant and equipment	(1,030)	(941)	(2,972)	(2,054)
Proceeds from sale of assets	—	—	—	342
Net cash used in investing activities	$(1,030)	$(941)	$(2,972)	$(1,712)

Financing Activities
Other financing, net	2,350	(2,549)	7,449	(8,624)
Net cash provided by (used in) financing activities	$2,350	$(2,549)	$7,449	$(8,624)
Effect of exchange rate changes on cash	26	14	227	2
Net increase (decrease) in cash and cash equivalents	140	525	(120)	850
Cash and cash equivalents at beginning of period	$1,196	$1,364	$1,456	$1,039
Cash and cash equivalents at end of period	$1,336	$1,889	$1,336	$1,889

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measures of Adjusted EBITDA, Adjusted gross profit, and Adjusted net income (loss). Reconciliation of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

Adjusted EBITDA:

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus Income tax expense (benefit), Impairment losses and restructuring charges, net, Interest expense, Depreciation and amortization expense, Share-based compensation expense, Fees and expenses related to the transactions, Warrant contra revenue, less gain on sale of assets. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items permits a more meaningful comparison and understanding of our strength and performance of our ongoing operations for our investors and analysts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$(3,705)	$554	$(13,731)	$2,347
Income tax expense (benefit)	17	(66)	165	(94)
Impairment losses and restructuring charges, net	512	412	4,965	412
Interest expense	391	414	782	832
Depreciation and amortization expense	2,293	2,771	4,936	5,733
Gain on sale of assets	(29)	—	(29)	—
Share-based compensation expense	224	301	487	530
Transaction related fees	1,020	—	2,907	—
Warrant contra revenue	—	—	2,500	—
Adjusted EBITDA	$723	$4,386	$2,982	$9,760

Adjusted gross profit:

The Company defines non-GAAP Adjusted gross profit as Gross profit plus Warrant contra revenue. Below is a reconciliation of Gross profit to Adjusted gross profit:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Gross profit	5,226	8,987	10,685	19,001
Warrant contra revenue	—	—	(2,500)	—
Adjusted gross profit	$5,226	$8,987	$8,185	$19,001

Adjusted net income (loss):

The Company defines non-GAAP Adjusted net income (loss) as Net income (loss) plus Warrant contra revenue, Impairment losses and restructuring charges, net, and fees and expenses related to the Aegis and Amazon transactions. Below is a reconciliation of Net income (loss) to Adjusted net income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income (loss)	$(3,705)	$554	$(13,731)	$2,347
Warrant contra revenue	—	—	(2,500)	—
Impairment losses and restructuring charges, net	512	412	4,965	412
Transaction related fees	1,020	—	2,907	—
Adjusted net income (loss)	$(2,173)	$966	$(8,359)	$2,759